Simpson Manufacturing Co., Inc. Announces Second Quarter Results

PLEASANTON, Calif., July 28, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") today announced its second quarter 2011 results. The following discussion refers only to continuing operations unless otherwise indicated.

For the second quarter of 2011, net sales increased 7.4% to $177.8 million compared to net sales of $165.6 million for the second quarter of 2010. The Company had income, net of tax, of $19.5 million for the second quarter of 2011 compared to income, net of tax, of $21.1 million for the second quarter of 2010. Diluted income, net of tax, per common share was $0.39 for the second quarter of 2011 compared to diluted income, net of tax, of $0.42 per common share for the second quarter of 2010.

In the second quarter of 2011, sales increased throughout most of North America and increased significantly in Europe. Sales increased in the United States with increases in California and the western, midwestern and southeastern regions, as compared to the second quarter of 2010. Sales in the northeastern region decreased slightly. Sales in Canada decreased compared to the second quarter of 2010. Sales in Asia and Australia, although relatively small, increased as compared to the second quarter of 2010. Sales to contractor distributors, lumber dealers and home centers increased, although economic conditions remain challenging, and sales to dealer distributors were flat. The sales increase was broad-based across most of the Company's major product lines as compared to the second quarter of 2010. Sales of anchor products increased over the same period in the prior year while sales of shearwalls decreased.

Gross margins increased slightly from 46.4% in the second quarter of 2010 to 47.0% in the second quarter of 2011, primarily due to slightly lower manufacturing costs, including lower costs of material and labor, partly offset by increased factory overhead costs. Steel prices increased from their levels in mid-2010, as steel mills have been raising prices as demand returns to global steel markets. The Company expects steel prices to remain at current levels or to increase for the remainder of 2011. The Company's inventories increased 9.6% from $152.3 million at December 31, 2010, to $166.9 million at June 30, 2011.

Research and development and engineering expense increased 21.8% from $5.7 million in the second quarter of 2010 to $6.9 million in the second quarter of 2011, including increases in cash profit sharing of $0.6 million and personnel costs of $0.4 million. Selling expense increased 19.3% from $16.6 million in the second quarter of 2010 to $19.8 million in the second quarter of 2011, including increases in personnel costs of $1.2 million, cash profit sharing and commissions of $1.1 million, and promotional costs of $0.6 million. General and administrative expense increased 24.0% from $20.5 million in the second quarter of 2010 to $25.5 million in the second quarter of 2011, including increases in cash profit sharing of $1.2 million, professional fees of $1.1 million, impairment of available for sale assets of $1.1 million, personnel costs of $0.8 million and stock option expense of $0.3 million. The Company concluded, in the second quarter of 2011, that its San Leandro facility is expected to be sold below carrying value, and therefore recorded an impairment charge of $1.1 million, equal to the amount by which carrying value exceeds the estimated net realizable value. The effective tax rate was 37.6% in the second quarter of 2011, as compared to 37.8% in the second quarter of 2010.

For the first half of 2011, net sales increased 7.2% to $310.3 million compared to net sales of $289.4 million for the first half of 2010. The Company had income, net of tax, of $26.6 million for the first half of 2011 compared to income, net of tax, of $30.9 million for the first half of 2010. Diluted income, net of tax, per common share was $0.53 for the first half of 2011 compared to diluted income, net of tax, of $0.62 per common share for the first half of 2010.

In the first half of 2011, sales increased throughout most of North America and increased significantly in Europe. Sales increased in California and the midwestern, southeastern and northeastern regions as compared to the first half of 2010. Sales in Canada decreased compared to the first half of 2010. Sales in Asia and Australia, although relatively small, increased as compared to the first half of 2010. Sales to contractor distributors, dealer distributors, lumber dealers and home centers increased. The sales increase was broad-based across most of the Company's major product lines as compared to the first half of 2010. Sales of anchor products increased over the same period in the prior year while sales of shearwalls decreased.

Gross margins increased slightly from 45.2% in the first half of 2010 to 45.3% in the first half of 2011, primarily due to slightly lower manufacturing costs, including lower costs of material and labor, partly offset by increased factory overhead costs.

Research and development and engineering expense increased 23.9% from $10.4 million in the first half of 2010 to $12.9 million in the first half of 2011, including increases in personnel costs of $1.1 million, cash profit sharing of $0.8 million and professional services of $0.6 million. Selling expense increased 17.2% from $31.5 million in the first half of 2010 to $36.9 million in the first half of 2011, including increases in personnel costs of $2.5 million, cash profit sharing and commissions of $1.6 million, and promotional costs of $0.8 million. General and administrative expense increased 25.7% from $37.5 million in the first half of 2010 to $47.1 million in the first half of 2011, including increases in cash profit sharing of $2.3 million, professional fees of $1.8 million, personnel costs of $1.6 million, stock option expense of $1.1 million, impairment of available for sale assets of $1.1 million and provision for bad debt of $0.5 million. The effective tax rate was 39.0% in the first half of 2011, as compared to 39.2% in the first half of 2010.

In the second quarter of 2011, the Company repurchased 1.8 million shares of its common stock, at a total cost of $50.1 million, as part of the Company's $100.0 million share repurchase authorization for 2011.

At its meeting on July 19, 2011, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be October 6, 2011, and it will be paid on October 27, 2011.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, July 29, 2011, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and six months ended June 30, 2011 and 2010 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
Net sales	$177,812	$165,614	$310,348	$289,434
Cost of sales	94,313	88,828	169,900	158,620
Gross profit	83,499	76,786	140,448	130,814

Research and development and engineering expenses	6,945	5,700	12,939	10,441
Selling expenses	19,819	16,610	36,895	31,483
General and administrative expenses	25,454	20,524	47,076	37,456
Loss on sale of assets	73	15	48	404

Income from operations	31,208	33,937	43,490	51,030

Loss in equity method investment, before tax	(69)	(131)	(82)	(275)
Interest income, net	108	26	179	37
Income from continuing operations before taxes	31,247	33,832	43,587	50,792

Provision for income taxes from continuing operations	11,754	12,773	17,016	19,903
Income from continuing operations, net of tax	19,493	21,059	26,571	30,889

Discontinued operations:
Loss from discontinued operations, net of tax	–	(14,356)	–	(14,986)

Net income	$19,493	$6,703	$26,571	$15,903

Earnings (loss) per common share:

Basic
Continuing operations	$0.39	$0.43	$0.53	$0.63
Discontinued operations	–	(0.29)	–	(0.30)
Net income	0.39	0.14	0.53	0.32

Diluted
Continuing operations	$0.39	$0.42	$0.53	$0.62
Discontinued operations	–	(0.29)	–	(0.30)
Net income	0.39	0.14	0.53	0.32

Weighted average shares outstanding:
Basic	49,404	49,417	49,753	49,403
Diluted	49,456	49,598	49,809	49,559

Other data:
Continuing operations
Depreciation and amortization	$5,084	$5,370	$10,055	$10,791
Pre-tax impairment of assets	1,094	–	1,094	–
Pre-tax stock compensation expense	855	286	2,377	755
Discontinued operations
Pre-tax impairment of assets	–	21,350	–	21,350

Cash dividend declared per common share	$0.125	$0.10	$0.25	$0.20

The Company's financial position (unaudited) as of June 30, 2011 and 2010, and December 31, 2010, is as follows:

	June 30,		December 31,
(Amounts in thousands)	2011	2010	2010
Cash and short-term investments	$262,013	$219,763	$335,049
Trade accounts receivable, net	117,975	104,284	68,256
Inventories	166,934	150,786	152,297
Assets held for sale	6,792	40,457	10,787
Other current assets	19,697	29,481	24,867
Total current assets	573,411	544,771	591,256

Property, plant and equipment, net	183,698	184,949	177,072
Goodwill	72,111	72,163	70,069
Other noncurrent assets	35,355	40,634	36,312
Total assets	$864,575	$842,517	$874,709

Trade accounts payable	$32,060	$27,906	$35,164
Liabilities held for sale	–	2,739	–
Other current liabilities	60,817	49,142	44,452
Total current liabilities	92,877	79,787	79,616

Other long-term liabilities	7,246	9,263	7,300
Stockholders' equity	764,452	753,467	787,793
Total liabilities and stockholders' equity	$864,575	$842,517	$874,709

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.